Exhibit 3.1

[COMPOSITE, AS AMENDED]

ARTICLES OF INCORPORATION
OF
ROYAL CARIBBEAN CRUISES LTD.

***

FIRST	Corporate Name
The name of the Corporation shall be:
“Royal Caribbean Cruises Ltd.”

SECOND	Duration
The duration of the Corporation shall be perpetual.

THIRD	Corporation Purposes
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporation Act of the Republic of Liberia (the “Business Corporation Act”), and the Corporation shall have the power to engage in such acts and activities; provided, however, that the Corporation shall at all times be a “Non-resident domestic corporation” within the meaning of the Business Corporation Act. The Corporation shall have the power without any requirement to obtain prior shareholder approval to give guarantees in furtherance of its corporate purpose of the indebtedness or obligations of related or unrelated persons and to secure any such guarantee or any other obligations by the creation of any security interest in all or any part of its property or any interest therein (and for these purposes, the corporate purposes of the Corporation shall include any and all lawful acts and activities for which corporations may be organized under the Business Corporation Act), and it shall not be necessary to seek or obtain the authorization of the shareholders of the Corporation for the giving of any guarantee, indemnity or security in furtherance of any of its corporate purposes.

FOURTH	Registered Address and Agent
The registered address of the Corporation in Liberia shall be 80 Broad Street, Monrovia, Liberia. The name of the Corporation’s registered agent at such address shall be The International Trust Company of Liberia.

FIFTH	Capitalization

The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred twenty million (520,000,000) registered shares, par value US$0.01 per share, comprised of five hundred million (500,000,000) registered shares of common stock, par value US$0.01 per share, and twenty million (20,000,000) registered shares of preferred stock, par value US$0.01 per share, with such preferred stock being divided into such classes and series as shall be authorized by the Board of Directors of the Corporation.

The preferences, limitations and relative rights of the common stock and the preferred stock are as follows:

(1) Common Stock: All shares of the common stock shall have the same rights, powers, preferences and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including rights upon liquidation and distribution of the assets of the Corporation and in respect of rights to dividends and other distributions, when and as declared. The rights appertaining to the common stock shall at all times be subject to the rights that are created in shares of preferred stock.

(2) Preferred Stock: The Board of Directors may authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred stock and fix the designations, powers, preferences and relative, participating, optional or other rights (including rights respecting conversion, exchange or redemption) and the qualifications, limitations or other restrictions thereof (including restrictions respecting conversion, exchange or redemption) with respect to each such class or series of preferred stock, and the number of shares constituting each such class or series. Unless otherwise provided in any such resolution or resolutions, the number of shares of preferred stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a resolution or resolutions likewise adopted by the Board of Directors, and the Board of Directors may otherwise increase or decrease the number of shares of any such class or series to the extent permitted by the Business Corporation Act.

All shares of all classes of stock which the Corporation shall have authority to issue shall be issued only as registered shares. No registered shares shall be exchangeable bearer shares and the Corporation shall have no authority to issue any shares of its stock in bearer form.

No shareholder of the Corporation shall have any preemptive rights whatsoever, including, but not limited to, any right to purchase stock or other securities in the event of (a) the proposed issuance by the Corporation of shares, whether or not of the same class as those previously held, which would adversely affect the voting rights or rights to current and liquidating dividends of such holders, or (b) the proposed issuance by the Corporation of securities convertible into or carrying an option to purchase shares referred to in subclause (a) above, or (c) the granting by the Corporation of any options or rights to purchase shares or securities referred to in subclauses (a) or (b) above.

SIXTH	Address of Incorporator
The name and mailing address of each incorporator of these Articles of Incorporation and the number of shares of stock subscribed by each incorporator is:

No. of Shares of
Common Stock
Name	Post Office Address	Subscribed
S. B. Goweh	80 Broad Street	One

SEVENTH	Board of Directors
(a)

The number of directors constituting the initial Board of Directors of the Corporation is nine (9). Directors shall be elected by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.

All directors shall have equal standing and have equal voting powers. Notwithstanding the foregoing, so long as the Shareholders Agreement dated as of February 1, 1993 between A. Wilhelmsen AS. and Cruise Associates remains in effect, in order for the Board of Directors of the Corporation or any committee thereof to take action with respect to any of the following enumerated items, the presence and affirmative vote of at least one of the non-independent directors nominated by Cruise Associates and at least one of the non-independent directors nominated by A. Wilhelmsen AS. shall be required:

(i) any purchase, sale, long term charter, long term lease, exchange, transfer or other acquisition or disposition of a cruise vessel, or any sale, lease, exchange, transfer or other disposition of the Corporation’s business, businesses or all of its assets or any substantial part thereof;

(ii) the taking of any action for the (v) commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, (w) consent to the entry of any order for relief in an involuntary case under any such law, (x) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of the property thereof, (y) making by the Corporation of a general assignment for the benefit of creditors or (z) making of any other arrangement or composition with creditors generally to modify the terms of payment of, or otherwise restructure the Corporation’s obligations;

(iii) any increase, reduction, change in or reclassification of the authorized or issued shares of capital stock and any issuance of equity securities, including any issuance of warrants, options, or rights to directly or indirectly acquire equity securities and any issuance of securities directly or indirectly convertible into or exchangeable or excercisable for equity securities, other than the grant of up to 1,070,000 (as adjusted for stock splits after the date hereof) options pursuant to the RA Holdings Inc. 1990 Stock Option Plan as heretofore amended and the issuance of shares upon exercise of such options, and options to purchase an aggregate of 22,000 shares (as adjusted for stock splits after the date hereof), which options are outstanding on the date hereof, issued pursuant to the RA Holdings Inc. 1990 Stockholders Stock Option Plan as heretofore amended;

(iv) any consolidation, merger or amalgamation with, or the acquisition of any interest in, any other individual, corporation, partnership, association or other legal entity or its assets, other than (x) an acquisition where the purchase price does not exceed $10,000,000 in cash or the fair market value of other consideration to be paid in the acquisition and (y) acquisitions of goods and services in the ordinary course of business;

(v) any borrowing or guarantee commitments or obligations (secured or unsecured), other than those incident to the approval of those activities contemplated by subclause (i) above (y) in an aggregate principal amount exceeding U.S. $50,000,000, other than those commitments and obligations incurred in the normal course of business consistent with past practice, or (z) containing a provision limiting the Corporation’s ability to declare or pay dividends or engage in a transaction constituting a change in control, in each case in a manner more restrictive (other than the date from which the restrictions become operative) than the restrictions contained in the Indenture dated as of May 26, 1992 between the Corporation and Shawmut Bank, National Association, as Trustee;

(vi) any resolution altering the Articles of Incorporation or By-Laws of the Corporation;

(vii) any resolution to voluntarily liquidate or dissolve;

(viii) the appointment annually or removal of the Chairman, the chief executive officer, the chief operating officer or chief financial officer of the Corporation; or

(ix) any material modification, change or amendment to any agreement or arrangement which is the subject of the matters referred to in subclauses (i), (iii), (iv), (v), (vi), (vii) or (viii) above.

The foregoing enumerated items in this Article SEVENTH (a) are not and shall not be deemed to constitute a waiver of any rights, duties or obligations vested in the shareholders by statute, these Articles of Incorporation or the By-Laws.

(b)
Directors of the Corporation may be of any nationality and need not be residents or citizens of Liberia or shareholders. No corporation may be appointed or elected a director of the Corporation.

EIGHTH	Amendments to Articles of Incorporation and By-Laws
(a)
Subject to subsection (b), any amendment to these Articles of Incorporation shall require authorization at a meeting of shareholders by the affirmative vote of the holders of not less than two-thirds of all outstanding shares of the Corporation entitled to vote thereon.

(b)
The provisions of subsection (a) of this ARTICLE EIGHTH shall not apply to any amendment:

(i)	to ARTICLE FOURTH to change the Corporation’s registered agent or registered address; or

(ii)	to ARTICLE FIFTH to change the authorized number of shares of stock which the Corporation shall have authority to issue; or

(iii)	arising form the filing of a copy of a resolution establishing and designating the shares of any class or of any series of any class pursuant to Section 5.1 of the Business Corporation Act, or any succeeding provision.

(c)
Subject to ARTICLE SEVENTH, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-Laws of the Corporation. The shareholders may adopt, amend or repeal the By-Laws of the Corporation only by the affirmative vote at a meeting of the shareholders by the holders of not less than two-thirds of all outstanding shares of the Corporation entitled to vote thereon.

NINTH	Indemnification

(1) A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party to or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Liberian law. The right to indemnification conferred in this Article NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Liberian law. The right to indemnification conferred in this Article NINTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by Liberian law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Liberian law.

(4) The rights and authority conferred in this Article NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this Article NINTH nor the adoption or any provision of the Articles of Incorporation or the By-Laws of the Corporation, nor, to the fullest extent permitted by Liberian law, any modification or repeal of law, shall eliminate or reduce the effect of this Article NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise provided when authorized or ratified under Clause 2(b) hereof, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation. In discharging their duties, directors and officers, when acting in good faith, may rely upon financial statements of the Corporation represented to them to be correct by the chief financial officer or the controller or other officer of the Corporation having charge of its books or accounts, or stated in a written report by an independent public or certified public account or firm of such accountants fairly to reflect the financial condition of the Corporation.

TENTH	Restrictions on Transfer

(a) Definitions. For purposes of this Article TENTH and Article ELEVENTH the following terms shall have the following meanings:

“Amendment Date” shall mean the date that Articles TENTH and ELEVENTH are adopted in an Articles of Amendment that is properly filed.

“Beneficial Ownership” shall mean ownership of Shares by a Person who would be treated as the owner of such Shares directly, indirectly or constructively, as determined for purposes of Section 883(c)(3) of the Code and the regulations promulgated thereunder, and shall include any Shares Beneficially Owned by any other Person who is a “related person” with respect to such Person through the application of Section 267(b) of the Code, as modified in any way for the purposes of Section 883(c)(3) of the Code and the regulations promulgated thereunder. The terms

“Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean the organization or organizations described in Section 170(c)(2) and 501(c)(3) of the Code selected by the Excess Share Trustee.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

“Excess Shares” shall mean Shares resulting from an event described in Article TENTH (c) hereof.

“Excess Share Trust” shall mean the trust created pursuant to Article ELEVENTH hereof.

“Excess Share Trustee” shall mean a Person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, appointed by the Board of Directors as the trustee of the Excess Share Trust.

“Existing Holders” shall mean (i) A. Wilhelmsen AS, (ii) Cruise Associates, and (iii) any Permitted Transferee.

“Market Price” of any class of Shares on any date shall mean the average of the daily closing prices for any such class of Shares for the five (5) consecutive trading days ending on such date, or if such date is not a trading date, the five consecutive trading days preceding such date. The closing price for each day shall be the last sale price, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to any class of Shares listed or admitted to trading on the New York Stock Exchange, or if such class of Shares are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such class of Shares are listed or admitted to trading, or if such class of Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc.

Automated Quotation System or such other system then in use, or if such class of Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such class of Shares selected by the Board of Directors.

“Ownership Limit” shall mean, in the case of a Person other than an Existing Holder, Beneficial Ownership of more than four and nine-tenths percent (4.9%), by value, vote or number, of any class of Shares. The Ownership Limit shall not apply to any Existing Holder or to any class of Shares exempted in accordance with the provisions of Article TENTH (i).

“Permitted Transfer” shall mean a Transfer by an Existing Holder to any Person which does not result in the Corporation losing its exemption from taxation on the gross income derived from the international operation of a ship or ships within the meaning of Section 883 of the Code. Any such transferee is herein referred to as a “Permitted Transferee”.

“Person” shall mean a person as defined in Section 7701(a) of the Code.

“Purported Beneficial Holder” shall mean, with respect to any event (other than a purported Transfer, but including holding Shares in excess of the Ownership Limitation on the Amendment Date) which results in Excess Shares, the Person for whom the Purported Record Holder held Shares that, pursuant to Article TENTH (c) hereof, became Excess Shares upon the occurrence of such event.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares if such Transfer had been valid under Article TENTH (b) hereof.

“Purported Record Holder” shall mean, with respect to any event (other than a purported Transfer, but including holding Shares in excess of the Ownership Limitation on the Amendment Date) which results in Excess Shares, the record holder of the Shares that, pursuant to Article TENTH (c) hereof, became Excess Shares upon the occurrence of such event.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares if such Transfer had been valid under Article TENTH (b) hereof.

“Restriction Termination Date” shall mean such date as may be determined by the Board of Directors in its sole discretion (and for any reason) as the date on which the ownership and transfer restrictions set forth in Articles TENTH and ELEVENTH should cease to apply.

“Shares” shall mean shares of the Corporation of any class or classes trade on an established securities market as may be authorized and issued from time to time pursuant to Article FIFTH.

“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Shares (including (i) the granting of any option or interest similar to an option (including an option to acquire an option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. For purposes of this definition, whether securities or rights are convertible or exchangeable for Shares shall be determined in accordance with Sections 267(b) and 883 of the Code.

(b) Restrictions of Transfers and Other Events.

Except as provided in Article TENTH (i) hereof, from the Amendment Date until the Restriction Termination Date: (1) no Person (other than an Existing Holder) shall Beneficially Own Shares in excess of the Ownership Limit; (2) any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of Shares which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit and the intended transferee shall acquire no rights in such Shares in excess of the Ownership Limit; and (3) any Transfer of Shares that, if effective, would result in the Corporation being “closely held” within the meaning of Section 883 of the Code and the regulations promulgated thereunder shall be void ab initio as to the Transfer of that number of Shares which would cause the Corporation to be “closely held” within the meaning of Section 883 of the Code and the regulations promulgated thereunder and the intended transferee shall acquire no rights in such Shares.

(c) Excess Shares.

(1) If , notwithstanding the other provisions contained in these Articles, at any time from the Amendment Date until the Restriction Termination Date, there is a purported Transfer or other event such that any Person (other than an Existing Holder) would Beneficially Own Shares in excess of the Ownership Limit, then except as otherwise provided in Article TENTH (i) hereof, such Shares which would be in excess of the Ownership Limit (rounded up to the nearest whole share), shall automatically be designated as Excess Shares (without reclassification), as further described in Article TENTH (c)(2) hereof. The designation of such Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Transfer or other event. If, after designation of such Shares owned directly by a Person as Excess Shares, such Person still owns Shares in excess of the applicable Ownership Limit, Shares Beneficially Owned by such Person constructively in excess of the Ownership Limit shall be designated as Excess Shares until such Person does not own Shares in excess of the applicable Ownership Limit. Where such Person owns Shares constructively through one or more Persons and the Shares held by such other Persons must be designated as Excess Shares, the designation of Shares held by such other Persons as Excess Shares shall be pro rata.

(2) If, notwithstanding the other provisions contained in these Articles, at any time from the Amendment Date until the Restriction Termination Date, there is a purported Transfer which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 883 of the Code and regulations promulgated thereunder, then, except as otherwise provided in Article TENTH (i) hereof, the Shares being Transferred and which would cause, when taken together with all other Shares, the Corporation to be “closely held” within the meaning of Section 883 of the Code and the regulations promulgated thereunder (rounded up to the nearest whole share) shall automatically be designated as Excess Shares (without reclassification). The designation of such Shares as Excess Shares shall be effective as of the close of business on the business day prior to the date of the Transfer.

(d) Remedies for Breach.

If the Board of Directors or their designees shall at any time determine in good faith that a purported Transfer or other event has taken place in violation of Article TENTH (b) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Shares in violation of Article TENTH (b) hereof, the Board of Directors or their designees may take such action as they deem advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event or transaction; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Article TENTH (b) hereof shall be void ab initio and automatically result in the designation and treatment described in Article TENTH (c) hereof, irrespective of any action (or non-action) by the Board of Directors or their designees.

(e) Notice of Restricted Transfer.

Any Person who acquires or attempts to acquire Shares in violation of Article TENTH (b) hereof, or any Person who is a purported transferee such that Excess Shares result under Article TENTH (c) hereof, shall immediately give written notice to the Corporation of such Transfer, attempted Transfer or other event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status as qualifying for exemption from taxation on gross income form the international operation of a ship or ships within the meaning of Section 883 of the Code.

(f) Exclusion.

The restrictions set forth in Article TENTH (b) shall not apply to any Shares with respect to which such restrictions are prohibited pursuant to applicable provisions of the corporation laws of the Corporation’s jurisdiction of incorporation.

(g) Remedies Not Limited.

Subject to Article TENTH (l) hereof, nothing contained in these Articles shall limit the authority of the Board of Directors to take such other action as they deem necessary or advisable to protect the interests of the Corporation’s shareholders by preservation of the Corporation’s status as exempt from taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the Code and to ensure compliance with the Ownership Limit.

(h) Ambiguity.

In the case of an ambiguity in the application of any of the provisions of these Articles, including any definition contained in Article TENTH (a) hereof, the Board of Directors shall have the power to determine the application of the provisions of these Articles with respect to any situation based on the facts known to them.

(i) Exception.

The Board of Directors upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel, satisfactory to them in their sole and absolute discretion, in each case to the effect that the Corporation’s status as exempt from taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the Code will not be jeopardized or worsened, may exempt a Person (or may generally exempt any class of Persons) or any class of Shares from the Ownership Limit if the Board of Directors, in its sole discretion, ascertains that such Person’s (or Persons’) Beneficial Ownership of Shares or the Beneficial Ownership of such class of Shares will not jeopardize or worsen the Corporation’s status as exempt from the taxation on gross income from the international operation of a ship or ships within the meaning of Section 883 of the Code. The Board of Directors may require representations and undertakings from such Person or Persons as are necessary to make such determination.

(j) Legend.

After the Amendment Date, and prior to the Restriction Termination Date, each certificate for the Shares shall bear the following legend:

The Shares represented by this certificate are subject to restrictions on transfer. Unless excepted by the Board of Directors or exempted by the terms of the Articles of Incorporation of Royal Caribbean Cruises Ltd., no Person may (1) Beneficially Own Shares in excess of 4.9% of the outstanding Shares, by value, vote or number, determined as provided in the Articles of Incorporation of Royal Caribbean Cruises Ltd., and computed with regard to all outstanding Shares and, to the extent provided by the Code, all Shares issuable under existing options and exchange rights that have not been exercised; or (2) Transfer Shares which would result in the Corporation being “closely held”. Unless so excepted, any acquisition of Shares and continued holding of ownership constitutes representation of compliance with the above limitations, and any Person who attempts to Beneficially Own Shares in excess of the above limitations has an affirmative obligation to notify the Corporation immediately upon such attempt. If the restrictions on the transfer are violated, the transfer will be void ab initio and the Shares represented hereby will be designated and treated as Excess Shares that will be held in trust. Excess Shares may not be transferred at a profit and may be purchased by the Corporation. In addition, certain Beneficial Owners must give written notice as to certain information on demand and on exceeding certain ownership levels. All terms not defined in this legend have the meanings provided in the Article of Incorporation of Royal Caribbean Cruises Ltd. The Corporation will mail without charge to any requesting shareholder a copy of the Articles of Incorporation, including the express terms of each class and series of the authorized Shares of the Corporation, within five (5) days after receipt by the Secretary of the Corporation of a written request therefor.

(k) Severability

If any provision of Articles TENTH or ELEVENTH or any application of any such provision is determined to be invalid by any Liberian court or United States federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected, and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) New York Stock Exchange and Oslo Stock Exchange Transactions.

Nothing in these Articles shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or the

Oslo Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of these Articles and any transferee in such a transaction shall be subject to all the provisions and limitations set forth in these Articles.

ELEVENTH	Excess Shares

(a) Ownership in Trust.

Upon any purported Transfer or other event that results in Excess Shares pursuant to Article TENTH (c) hereof, such Excess Shares shall be deemed to have been transferred to the Excess Shares Trustee, as trustee of the Excess Shares Trust, for the benefit of the Charitable Beneficiary effective as of the close of business on the business day prior to the date of the Transfer or other event. Excess Shares so held in trust shall be issued and outstanding shares of the Corporation. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Shares. The Purported Beneficial Transferee or Purported Beneficial Holder shall have no rights in such Excess Shares except as provided in Article ELEVENTH (c) or (e). The Excess Share Trustee may resign at any time so long as the Corporation shall have appointed a successor trustee. The Excess Share Trustee shall, from time to time, designate one or more charitable organization or organizations as the Charitable Beneficiary.

(b) Dividend Rights.

Excess Shares shall be entitled to the same dividends determined as if the designation of Excess Shares had not occurred. Any dividend or distribution paid prior to the discovery by the Corporation that the Shares have been designated as Excess Shares shall be repaid to the Excess Share Trust upon demand. Any dividend or distribution declared but unpaid shall be paid to the Excess Share Trust. All dividends received or other income earned by the Excess Share Trust shall be paid over to the Charitable Beneficiary.

(c) Rights Upon Liquidation.

Upon liquidation, dissolution or winding up of the Corporation, the Purported Beneficial Transferee or Purported Beneficial Holder shall receive, for each Excess Share, the lesser of (1) the amount per share of any distribution made upon liquidation, dissolution or winding up or (2) (x) in the case of Excess Shares resulting from a purported Transfer, the price per share of the Shares in the transaction that created such Excess Shares (or, in the case of the devise, gift or other similar event) or (y) in the case of Excess Shares resulting from an event other than a purported Transfer, the Market Price of the Shares on the date of such event. Any amounts received in excess of such amount shall be paid to the Charitable Beneficiary.

(d) Voting Rights.

The Excess Shares Trustee shall be entitled to vote the Excess Shares on behalf of the Charitable Beneficiary on any matter. Subject to Liberian law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Corporation that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The purported owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Excess Shares Trustee to vote the Excess Shares for the benefit of the Charitable Beneficiary.

Notwithstanding the provisions of these Articles, until the Corporation has received notification that Excess Shares have been transferred into an Excess Share Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(e) Restrictions on Transfer; Designation of Excess Share Trust Beneficiary

Excess Shares shall be transferable only as provided in the Article ELEVENTH (e). At the direction of the Board of Directors, the Excess Share Trustee shall transfer the Excess Shares held in the Excess Share Trust to a Person or Persons (including, without limitation, the Corporation under Article ELEVENTH (f) below) whose ownership of such Shares shall not violate the Ownership Limit or otherwise cause the Corporation to become “closely held” within the meaning of Section 883 of the Code within 180 days after the later of (i) the date of the Transfer or other event which resulted in Excess Shares and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to Article TENTH (e) hereof. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate, the designation of such Shares as Excess Shares shall thereupon cease and a payment shall be made to the Purported Beneficial Transferee, Purported Beneficial Holder and/or the Charitable Trustee as described below. If the Excess Shares resulted from a purported Transfer, the Purported Beneficial Transferee shall receive a payment form the Excess

Share Trustee that reflects a price per share for such Excess Shares equal to the lesser of (A) the price per share received by the Excess Share Trustee and (B) (x) the price per share such Purported Beneficial Transferee paid for the Shares in the purported Transfer that resulted in the Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Excess Shares (through a gift, devise or other similar event) a price per share equal to the Market Price of the Shares on the date of the purported Transfer that resulted in the Excess Shares. If the Excess Shares resulted from an event other than a purported Transfer, the Purported Beneficial holder shall receive a payment from the Excess Share Trustee that reflects a price per share of Excess Shares equal to the lesser of (A) the price per share received by the Excess Share Trustee and (B) the Market Price of the Shares on the date of the event that resulted in Excess Shares. Prior to any transfer of any interest in the Excess Share Trust, the Corporation must have waived in writing its purchase rights, if any, under Article ELEVENTH (f) hereof. Any funds received by the Excess Share Trustee in excess of the funds payable to the Purported Beneficial Holder or the Purported Beneficial Transferee shall be paid to the Charitable Beneficiary. The Corporation shall pay the costs and expenses of the Excess Share Trustee.

Notwithstanding the foregoing, if the provisions of this Article ELEVENTH (e) are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the Purported Beneficial Transferee or Purported Beneficial Holder of any shares of Excess Shares may be deemed, at the option of the Corporation, to have acted as an agent on behalf of the Corporation in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of the Corporation.

(f) Purchase Right in Excess Shares.

Excess Shares shall be deemed to have been offered for sale by the Excess Share Trustee to the Corporation, or its designee, at a price per Excess Share equal to (i) in the case of Excess Shares resulting from a purported Transfer, the lesser of (A) the price per share of the Shares in the transaction that created such Excess Shares (or, in the case of devise, gift or other similar event, the Market Price of the Shares on the date of such devise, gift or other similar event), or (B) the lowest Market Price of the class of Shares which resulted in the Excess Shares at any time after the date such Shares were designated as Excess Shares and prior to the date the Corporation, or its designee, accepts such offer or (ii) in the case of Excess Shares resulting from an event other than a purported Transfer, the lesser of (A) the Market Price of the Shares on the date of such event or (B) the lowest Market Price for Shares which resulted in the Excess Shares at any time from the date of the event resulting in such Excess Shares and prior to the date the Corporation, or its designee, accepts such offer. The

Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer or other event which resulted in such Excess Shares and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to Article TENTH (e) hereof.

(g) Underwritten Offerings.

The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering or placement agent in a private offering, provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

(h) Enforcement.

The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of these Articles.

(i) Non-Waiver.

No delay or failure on the part of the Corporation or Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(j) No Trust Business.

Notwithstanding anything to the contrary included in these Articles, the creation and continued existence of the Excess Share Trust may not be regarded as constituting the exercise by the Excess Share Trustee of trust business in Liberia in violation of the trust laws of Liberia.

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